Exhibit 5.1

King & Spalding LLP 200 South Biscayne Boulevard Suite 4700 Miami, FL 33131 Tel: +1 305 462 6000 www.kslaw.com

August 27, 2025

The St. Joe Company
130 Richard Jackson Boulevard, Suite 200
Panama City Beach, Florida 32407

Re: The St. Joe Company Form S-8 Registration Statement

Ladies and Gentlemen:

We have acted as counsel for The St. Joe Company, a Florida corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission. The Registration Statement relates to 1,352,215 shares (the “Shares”) of the Company’s common stock, no par value, to be issued pursuant to the Company’s 2025 Performance and Equity Incentive Plan, as amended (the “Plan”).

In connection with this opinion, we have examined and relied upon the accuracy of original, certified, conformed or photographic copies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinions set forth below. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all documents submitted to us as certified, conformed or photographic copies and, as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, we have relied, without independent verification, upon statements and representations of representatives of the Company and public officials. We have further assumed that (i) the Company maintains an adequate number of authorized and unissued shares of common stock available for issuance pursuant to the Plan and (ii) the consideration, if any, required to be paid in connection with the issuance of underlying shares of common stock issued pursuant to the Plan is actually received by the Company as provided in the Plan.

The opinions expressed herein are limited in all respects to the laws of the State of Florida and the federal laws of the United States of America and are as of the date hereof, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	The Shares are duly authorized; and

2.	When issued and delivered in accordance with the Plan, the Shares will be validly issued, fully paid and nonassessable.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein.

The St. Joe Company
August 27, 2025

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the references to us in such Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

/s/ King & Spalding LLP